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                                                                    Exhibit 4.39



                          LIEN SUBORDINATION AGREEMENT


         THIS LIEN SUBORDINATION AGREEMENT ("Agreement"), made and entered into this 25th day of July, 1995, by and between COURT SQUARE CAPITAL LIMITED (f/k/a Citicorp Capital Investors Ltd.), a Delaware corporation ("Subordinating Creditor"), and CAPITAL FACTORS, INC., a Florida corporation ("Senior Creditor"),

                                  WITNESSETH:

         WHEREAS, pursuant to that certain Factoring Agreement, dated on or about the date hereof (such Factoring Agreement, and all other agreements, instruments and documents executed in connection therewith or pursuant thereto, each as amended, modified, supplemented or restated from time to time, being herein called the "Senior Creditor Factoring Agreement"), between Stratford Company, a division of Furniture Comfort Corporation (f/k/a Mohasco Upholstered Furniture Corporation), a Delaware corporation ("Borrower") and Senior Creditor, Senior Creditor has agreed to factor Borrower's accounts and make loans and advances and extend other credit accommodations to Borrower, secured by liens and security interests in certain of Borrower's assets, all upon the terms and subject to the conditions contained therein;

         WHEREAS, pursuant to that certain Credit Agreement, dated as of September 22, 1989 (such Credit Agreement, and all other agreements, notes, instruments, guaranties and other documents executed in connection therewith or pursuant thereto, each as amended, modified, supplemented or restated from time to time, being herein called the "Subordinated Creditor Documents"), among Borrower, its parent and affiliated companies, and Subordinated Creditor, Subordinated Creditor has agreed to make loans and advances and extend other creditor accommodations to Borrower and its parent and affiliated companies, secured by liens and security interests in substantially all of the assets of Borrower and its parent and affiliated companies, all upon the terms AND subject to the conditions contained therein; and

         WHEREAS, Senior Creditor, as a condition precedent to factoring Borrower's accounts and making loans and advances and extending the other credit accommodations to Borrower contemplated by the Senior Creditor Factoring Agreement, requires the execution of this Agreement by Subordinated Creditor establishing the relative priorities of Subordinated Creditor's and Senior Creditor's security interests in and liens upon the assets of Borrower;

         NOW, THEREFORE, for and in consideration of the foregoing premises and other good and valuable considerations, the receipt and sufficiency of which are hereby expressly acknowledged, and in order to induce Senior Creditor to enter into the Senior Creditor Factoring Agreement, and make loans and advances and extend other credit accommodations to Borrower thereunder, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

         1. Certain Definitions. In addition to the terms defined in the recitals hereto, the following terms shall have the following meanings for the purposes of this Agreement:

                 "Liens" - the liens and security interests with respect to the Senior Creditor Collateral or any portion thereof granted by Borrower to Senior Creditor or Subordinated Creditor, respectively.
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                 "Senior Creditor Collateral" - all of the following assets, properties and interests in property of Borrower, whether now existing or hereafter acquired or arising, wherever located:

                          (a) All accounts, contract rights and general intangibles;

                          (b) All other obligations owing to Borrower for the payment of money arising out of the sale of goods, all security and guarantees therefor, and all of Borrower's rights to the goods and property represented thereby;

                          (c) All goods rejected or returned by any customer of Borrower;

                          (d) All reserves, credit balances, sums of money at any time to Borrower's account with Senior Creditor and any of Borrower's property at any time in the possession of Senior Creditor;

                          (e) All of Borrower's books and records relating to the foregoing; and

                          (f)     All proceeds and products of any of the
                 foregoing.

                 "Senior Creditor Indebtedness" - All indebtedness, obligations and liabilities of Borrower (including, without limitation, principal, interest, fees, costs, commissions, expenses and attorneys' fees), now or hereafter owed by Borrower to Senior Creditor under or secured by the Senior Creditor Factoring Agreement, and any replacements, renewals, extensions, refundings or refinancings thereof.

         2. Priority of Liens and Subordination. Senior Creditor and Subordinated Creditor agree that at all times, whether before, after or during the pendency of any bankruptcy, reorganization or other insolvency proceeding, and notwithstanding the priorities which would ordinarily result from the order of granting or attaching of any Lien, or the order of filing or recording of any financing statements or any of the Senior Creditor Factoring Agreement or the Subordinated Creditor Documents:

                 (a) the Lien in favor of Senior Creditor with respect to the Senior Creditor Collateral arising pursuant to the Senior Creditor Factoring Agreement shall be superior to the Lien of Subordinated Creditor in the Senior Creditor Collateral arising pursuant to the Subordinated Creditor Documents, and the Lien of Subordinated Creditor in the Senior Creditor Collateral arising pursuant to the Subordinated Creditor Documents shall be junior and subordinate to the Lien of Senior Creditor therein; and

                 (b) The Lien in favor of Subordinated Creditor with respect to any inventory of the Borrower which does not constitute any portion of the Senior Creditor Collateral shall be superior to any Lien of Senior Creditor therein, and the



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         Lien, if any, of Senior Creditor in any inventory of the Borrower which does not constitute any portion of the Senior Creditor Collateral shall be junior and subordinate to the Lien of Subordinated Creditor therein.

         3. Term. This Agreement shall constitute a continuing agreement between Senior Creditor and Subordinated Creditor, and Senior Creditor may continue without notice to Subordinated Creditor to lend monies, extend credit and make other credit accommodations to or for the account of Borrower. This Agreement shall be irrevocable by Subordinated Creditor until all of the Senior Creditor Indebtedness shall have been paid and satisfied in full and the Senior Creditor Factoring Agreement has been terminated in writing.

         4. Additional Agreements. Senior Creditor, at any time and from time to time, may enter into such agreement or agreements with Borrower, including amendments or modifications to the Senior Creditor Factoring Agreement, as Senior Creditor may deem proper, extending the time of payment of or renewing or otherwise altering the terms of all or any of the Senior Creditor Indebtedness, and may exchange, sell, release, surrender or otherwise deal with any of the Senior Creditor Collateral without any in any way impairing or affecting this Agreement.

         5. Consent of Subordinated Creditor. Subordinated Creditor does hereby consent to the grant of a Lien in the Senior Creditor Collateral by Borrower to Senior Creditor pursuant to the Senior Creditor Factoring Agreement and the incurring by Borrower of the Senior Creditor Indebtedness thereunder, and agrees that such actions do not and will not constitute a default or an event of default under the Subordinated Creditor Documents, notwithstanding any term or provision thereof to the contrary.

         6. Notices. Any notice, demand or other communication required or permitted under the terms of this Agreement shall be in writing and shall be made by certified or registered mail, return receipt requested, or by electronic transmitter or overnight air service, and shall be deemed to have been received by the addressee three (3) business days after mailing, if sent by certified or registered mail, and upon receipt, if sent by electronic transmitter or overnight air courier. Notices shall be addressed as follows:

                 (a)   If to Senior Creditor:   Capital Factors, Inc.
                                                1799 West Oakland Park Boulevard
                                                Ft. Lauderdale, Florida 33311
                                                Attn: President
                                                Facsimile No. 305-497-3136

                 (b)   If to Subordinated       Court Square Capital Limited
                       Creditor:                399 Park Avenue, 14th Floor
                                                Zone 4
                                                New York, New York 10022
                                                Attn: President
                                                Facsimile No. 212-888-2940



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or at such other address as either party may designate by notice to the other party in accordance with the provisions hereof

         7. Governing Law. This Agreement shall be interpreted, and the fights and liabilities of the parties hereto determined, in accordance with the laws and decisions of the State of Florida.

         8. Parties. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. The term "Borrower" as used herein shall also refer to the successors and assigns of Borrower, including, without limitation, a receiver, trustee, custodian or debtor-in-possession.

         9. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement among the parties hereto.

         10. Authority. Each party represents and warrants to each other party that it has the authority to enter into this Agreement and that the person signing for such party is authorized and directed to do so.

         11. Severability. The provisions of this Agreement are independent of and inseparable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, it is the intent of the parties that such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, and that this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

         12. Counterparts. This Agreement may be executed by the parties hereto in one or more counterparts, each of which when so executed SHALL be an original. When taken together, such counterparts shall constitute but one and the same document.

         13. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR CONTEMPLATED HEREBY.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.


                                        CAPITAL FACTORS, INC.

                                        By: /s/ MICHAEL J. SULLIVAN
                                           ----------------------------------
                                           Title:    SVP
                                                 ----------------------------




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                                        COURT SQUARE CAPITAL LIMITED (f/k/a
                                          Citicorp Capital Investors Ltd.)


                                        By: /s/ M. SALEEM MUQADDAM
                                           ----------------------------------
                                           Title: Vice President
                                                 ----------------------------





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                          ACKNOWLEDGMENT AND AGREEMENT
                                  OF BORROWER

         The undersigned, Stratford Company, a division of Furniture Comfort Corporation (f/k/a Mohasco Upholstered Furniture Corporation) hereby accepts and acknowledges receipt of a copy of the foregoing Lien Subordination Agreement and consents to and agrees to bound by all of the terms and provisions thereof.

         IN WITNESS WHEREOF, the undersigned has caused this acknowledgment and agreement to be duly executed on the day and year first above written.


                                        STRATFORD COMPANY, a division of
                                          Furniture Comfort Corporation
                                          (f/k/a Mohasco Upholstered
                                          Furniture Corporation)



                                        By: /s/ JOHN B. SGANGA
                                           ----------------------------------
                                           Title:  Vice President
                                                 ----------------------------





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